Exhibit 10.27

DATED 25th January, 2005	Ashby – unit 1

THE LEICESTERSHIRE COUNTY COUNCIL	(1)

BIOSIL LIMITED	(2)

RENEWAL LEASE

Re: Unit 11 Ivanhoe Industrial Estate, 7 Tournament Way Smisby Road Ashby De La Zouch Leicestershire LE65 2UU

THIS LEASE is made the 25th day of January, 2005

B E T W E E N THE LEICESTERSHIRE COUNTY COUNCIL of County Hall Glenfield Leicester LE3 8RA (hereinafter called “the Landlord” which expression shall where the context so admits include the person or persons for the time being entitled to the reversion immediately expectant on the term hereby granted) (1) and BIOSIL LIMITED whose Registered Office is situate at Global House Isle of Man Business Park Cooil Road Douglas Isle of Man 1M2 2QZ (hereinafter called “the Tenant” which expression where the context so admits includes its successors in title and assigns) (2)

WHEREAS the Tenant has requested the Landlord to grant a further lease to it of the premises comprised in Leases dated respectively the 16th day of January 1995 and the 25th day of November 1999 (hereinafter together called “the Principal Lease”) and known as Unit 11 Ivanhoe Industrial Estate 7 Tournament Way Smisby Road Ashby de La Zouch Leicestershire LE65 2UU (hereinafter called “the demised premises”) for a further term of Five years from the 9th day of February 2005 at a rent of EIGHT THOUSAND POUNDS (£8000.00) per annum (exclusive) and on the terms hereinafter expressed which the Landlord has agreed to do

N O W THIS DEED W I T N E S S E S as follows:-

1.	The Landlord hereby demises unto the Tenant all and singular the demised premises as comprised in and demised by the Principal Lease Together with the rights but subject to the same exceptions and reservations as are therein expressed TO HOLD the same UNTO the Tenant from and including the 9th day of February 2005 for the term of Five years (“the term”) subject to the payment of a yearly rent of EIGHT THOUSAND POUNDS (£8000.00) per annum (exclusive) and terms and conditions as this Lease as at the date of the disclaimer and to be for the residue of the term hereby created

2.	The Landlord and the Tenant hereby mutually covenant that they will respectively perform and observe the several covenants (except the covenant to pay rent) provisos stipulations and conditions in the Principal Lease expressed or implied (as hereby varied) as fully as if the same covenants provisos stipulations and conditions had been repeated herein in full and with such modifications only as are necessary to make them applicable to this demise

3.	If the Principal Lease shall be determined under the proviso for re- entry therein contained then this Renewal Lease shall also be void and of no effect

IN WITNESS whereof the parties hereto have executed this Deed the day and year first before written

THE SCHEDULE

If the Tenant shall desire to determine the term on the 8th day of February 2008 (hereinafter called “the break date”) and if it shall have given to the Landlord not less than three calendar months previous notice in writing (as to which time shall be of the essence) expiring on the break date of such its desire them immediately on the break date the present demise and everything herein contained shall cease and be void but without prejudice to the rights and remedies of either party against the other in respect of any antecedent claim or breach of covenant

THE COMMON SEAL of THE LEICESTERSHIRE	)
COUNTY COUNCIL was hereunto affixed in the	)
presence of:	)

/s/ Signature Illegible
Authorised Signatory	[seal]